Exhibit 99.1

YUM! BRANDS, INC. PRICES $1.5 BILLION SECURITIZED NOTES

LOUISVILLE, KY – YUM! Brands, Inc. (NYSE: YUM), the parent company of KFC, Pizza Hut and Taco Bell, today announced that it and certain affiliates have entered into a purchase agreement (the “Purchase Agreement”) under which a special purpose subsidiary of Taco Bell Corp. (“TBC”) named Taco Bell Funding, LLC (the “Issuer”) has agreed to issue and sell $1,000 million aggregate principal amount of its Series 2025-1 4.821% Fixed Rate Senior Secured Notes, Class A-2-I (the “Series 2025-1 Class A-2-I Notes”) and $500 million aggregate principal amount of its Series 2025-1 5.049% Fixed Rate Senior Secured Notes, Class A-2-II (the “Series 2025-1 Class A-2-II Notes” and, together with the Series 2025-1 Class A-2-I Notes, the “Notes”). Interest will be payable on the Notes quarterly. The legal final maturity date of the Notes will be in August 2055, but the anticipated repayment dates of the Series 2025-1 Class A-2-I Notes and the Series 2025-1 Class A-2-II Notes will be in August 2030 and August 2032, respectively.

The Notes will be issued by the Issuer in a privately placed securitization transaction pursuant to the Purchase Agreement. The Issuer owns substantially all of the U.S. franchising assets of Taco Bell and will use cash flows generated from these assets to make interest and principal payments on the Notes.

The Issuer expects to use the proceeds of the Notes for the repayment in full of the Issuer’s outstanding Series 2016-1 Fixed Rate Senior Secured Notes, Class A-2-III. The remaining net proceeds will be distributed to TBC to pay certain transaction-related expenses, for general corporate purposes, for repayment of outstanding borrowings of the revolving credit facility of YUM! Brands, Inc. and may also be used to return capital to shareholders of YUM! Brands, Inc.

The closing of the sale of the Notes is expected on September 24, 2025, subject to the satisfaction of various closing conditions.

The Notes are being sold to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been, and will not be, registered under the Securities Act, any state or other jurisdiction’s securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdiction’s securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. Any offers of the Notes will be made only by means of a private offering circular.

YUM! Brands, Inc. • 1900 Colonel Sanders Lane • Louisville, KY 40213

P: 502.874.8300 • investors.yum.com

Analysts are invited to contact:

Matt Morris, Head of Investor Relations, at 888/298-6986

Members of the media are invited to contact:

Lori Eberenz, Director, Public Relations, at 502/874-8200

Category: Financial

Source: YUM! Brands, Inc.

YUM! Brands, Inc. • 1900 Colonel Sanders Lane • Louisville, KY 40213

P: 502.874.8300 • investors.yum.com